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                                                                    EXHIBIT 10.9

                             SUMMARY OF EMPLOYMENT
                                 TERMS BETWEEN
                                   JOE MENARD
                                      AND
                                 WEBGAIN, INC.

      This term sheet sets forth the principal terms of employment agreed to between Joe Menard and Webgain, Inc.

TITLE:         President, Chief Executive Officer and Chairman of WebGain, Inc.
               (the "Company"), reporting to the Board of Directors (the "Board"). Menard will serve as a member of the Board.

START DATE:    April 22, 2000.

LOCATION:      The principal location of employment will be at the Company's executive offices located in Cupertino, California.

COMPENSATION:

     ANNUAL BASE
     SALARY: $266,000, paid semi-monthly, with annual review by the Board.

     INCENTIVE
     BONUS: Participation in Executive Bonus Plan with target bonus of 60% of base salary, based on meeting or exceeding mutually-agreed upon performance targets. Additional incentives may be provided at the Company's discretion, based on exceptional performance.

     EQUITY: Menard will be granted options to purchase 8,750,000 shares of common stock under the Company's 2000 Non-Qualified Stock Incentive Plan (the "Plan") at a price of $1.00 per share. 400,000 shares will be granted as ISOs and the balance as nonqualified stock options. The options will vest as to 25% of the shares after one year; and as to an additional 1/36th of the remaining shares at the end of each month thereafter for 36 months, provided employment continues. Vesting period shall commence April 22, 2000.
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                     Upon termination of employment, vested options may be
                     exercised for 90 days (one year in the event of death or disability), and unvested options will be forfeited.

     BENEFITS:       Menard will receive benefits made available to other
                     employees of the Company, including his BEA annual vacation accrual of 4 weeks per year. In addition, Menard will receive a one-time payment of $10,000 to be used for obtaining financial planning advice. The Company will provide customary D&O liability insurance prior to an IPO.

     VESTING OF
     BEA OPTIONS:    BEA will allow Menard to continue to vest in his BEA
                     options through August 6, 2000 and such options will otherwise be exercisable pursuant to the terms and conditions of the BEA option agreement.

     REPAYMENT OF
     BEA HOME LOAN:  It will be expected that Menard will repay his BEA home loan on terms to be agreed with BEA.

     TERM OF
     EMPLOYMENT:     No fixed employment term -- Menard may terminate on 90
                     days' prior written notice. Company may terminate at any time subject to severance obligations (described below).

     SEVERANCE:      Prior to a Change in Control: upon a termination by the
                     Company without "Cause," or by Menard for "Good Reason,"
                     Menard will continue to be paid base salary and bonus for a period of one year and will receive one year's additional credit toward vesting options.

                     After a Change of Control: only upon termination of employment by the Company without Cause, or by Menard for Good Reason, 100% of the options will become immediately vested, and Menard will continue to be paid base salary and bonus for one year. "Good Reason" will not exist if, after a Change in Control, Menard continues to run the Company as an independent business unit or subsidiary with substantially the same authority and responsibilities.


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                     "Change in Control" will be customarily defined to include acquisition of more than 50% of the Company by a person or persons acting as a group, excluding Warburg Pincus, BEA Systems, Inc., or any of their respective affiliates.

                     "Cause" will be customarily defined to include felonies, fraud, embezzlement, gross negligence or willful misconduct which is materially injurious to the Company.

                     "Good Reason" will be customarily defined to include any material diminution in titles or duties without Menard's consent, reduction in compensation, relocation, etc.

     DEATH OR
     DISABILITY:     If a termination occurs by reason of death or disability
                     during the first year of employment, 25% of the options will be vested. The Company will provide customary life and disability insurance coverage.

     RESTRICTIONS
     ON STOCK:       Any shares acquired by Menard prior to an IPO will be
                     subject to customary rights of first refusal, repurchase rights, underwriters lock-up (typically 180 days), etc. as provided in the Plan and/or the Option Agreement.

     RESTRICTIVE
     COVENANTS:      Menard will be subject to a standard noncompete for a
                     period of one year following any termination of employment. Menard will also be prohibited from soliciting any key employees of the Company, or soliciting any of its customers, clients, or business opportunities, for a period of three years following any termination of employment.

                     Confidential information, trade secrets, intellectual property, inventions, etc. may not be used for the Menard's personal benefit or disclosed to any third party at any time during or after termination of employment.

     CONSULTING:     Upon termination of employment, the Company may retain
                     Menard as a consultant for a


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               period of up to one year. During this time Menard will be
               prohibited from providing services to any direct competitor of the Company. Menard will be paid his regular base salary during the consulting period and will not be required to provide services for more than 40 hours per week.

REPRESENTA-
TIONS: Menard represents that he is not subject to any existing agreements which would restrict or prohibit him from accepting employment with the Company and performing the duties customarily associated with the position of Chief Executive Officer.

DISPUTE
RESOLUTION:    Standard arbitration clause.

APPLICABLE
LAW:           Delaware

DEFINITIVE
AGREEMENT:     The parties will enter into a definitive employment agreement setting forth the above terms as soon as practicable after execution of this term sheet. Each party acknowledges that this term sheet will serve as a binding agreement between them until superseded by such employment agreement.

AGREED TO AND ACCEPTED:

WebGain, Inc.

By: /s/ CARY DAVIS                        6/5/00
   -------------------------------      ----------
Name:                                      Date
Title: Director

/s/ JOE MENARD
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Joe Menard                                 Date
CEO


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